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                                                                    Exhibit 4.43


               SUMMARY OF FORM OF THE SALE AND PURCHASE AGREEMENT
                                     BETWEEN
            BEIJING NINETOWNS PORTS SOFTWARE AND TECHNOLOGY CO., LTD.
                                       AND
                   BEIJING HENG FU PLAZA DEVELOPMENT CO., LTD.

CONTRACTING PARTIES

Seller:  Beijing Heng Fu Plaza Development Co., Ltd.

Purchaser:  Beijing Ninetowns Ports Software Technology Co., Ltd.


PROPERTY DESCRIPTION

Covers four floors of a building in Beijing which is being constructed by the Seller


LAND USE

Complex


CONSIDERATION

It is provided in each Sale and Purchase Agreement entered into between the Seller and the Purchaser.


SELLER'S OBLIGATIONS

The Seller warrants that the Property has no title dispute or debt dispute. If the title of the Property is not able to be registered or the Property has debt dispute due to the fault of the Seller, the Seller shall be fully responsible. On the date of completion, the Seller should deliver certain supporting documents to the Purchaser, such as construction work completion report.


OTHER TERMS

The Purchaser should not alter the structure or usage of the Property on its own. Unless otherwise specified, the Purchaser has the right to use the common areas and facilities.

Both parties should agree to the terms regarding the maintenance of the Property, such as the maintenance scope, maintenance period and maintenance responsibility.